Exhibit 1

Date: February 26, 2025

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference to of Music Licensing, Inc Annual Report pursuant to Regulation A of the Securities Act of 1933 on Form 1-K as filed with the SEC of our audit report dated February 26, 2025, with respect to the balance sheet of Music Licensing, Inc. as of December 31, 2023 and 2024, and the related statements of operations, changes in equity, and cash flows for the years ended December 31, 2023 and 2024.

Certified Public Accountant, NH 08224

AAK CPA LLC

30 N Gould ST STE R

Sheridan, WY 82801

646-689-4725

amjad@aak-cpa.com